Exhibit 10.2

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (the “Option Agreement”) is made on December 15, 2003, at San Diego, California, by and between PriceSmart, Inc. (“PriceSmart”) and the Sol and Helen Price Trust dated February 20, 1970 (the “Trust”).

Recitals

A. Property. PriceSmart, either directly or through one of its majority owned subsidiaries, is the owner of those certain real properties, including all improvements located thereon, described on Exhibit “A” hereto (collectively, the “Properties”).

B. Purpose. The Trust holds significant equity interests in PriceSmart, and as an accommodation to PriceSmart, has agreed to grant PriceSmart the right, but not the obligation, to cause the Trust to purchase one or more of the Properties at agreed upon purchase prices and under specified terms and conditions.

Agreement

NOW, THEREFORE, the parties agree as follows:

1. Grant of Put Option. The Trust hereby grants to PriceSmart the right, but not the obligation, to cause the Trust to purchase one or more of the Properties at a price equal to the “total book value” for the respective Property as set forth next to the name of such Property on Exhibit “A” hereto, less any existing loans or other obligations secured by encumbrances on such Property (which amounts the Trust will either assume, or repay at closing to the extent required by the applicable loan documents), and on other terms and conditions to be mutually agreed upon by PriceSmart and the Trust within the next sixty (60) day period (or, if the parties cannot so agree, then upon commercially reasonable terms and conditions to be established by arbitration in accordance with Section 15 below), such terms and conditions to be set forth in a Real Estate Purchase Contract which shall also specifically provide for (i) a closing of escrow within 30 days of PriceSmart’s exercise of the put option contemplated by this Agreement and (ii) PriceSmart’s right, but not obligation, to lease back one or more of the Properties by causing a majority owned subsidiary of PriceSmart to enter into a 20-year lease agreement at a lease rate of nine percent (9%) of the purchase price for such Property, with reasonable periodic rent increases, triple net, and with other terms and conditions to be mutually agreed upon by PriceSmart and the Trust within the next sixty (60) day period (or, if the parties cannot so agree, then upon commercially reasonable terms and conditions to be established by arbitration in accordance with Section 15 below). Notwithstanding the foregoing, PriceSmart’s put option with respect to the two Properties located in Panama must be exercised with respect to both Properties or neither of the Properties; PriceSmart shall not have the right to cause the Trust to purchase one but not both of the Properties located in Panama.

The book values and outstanding loan amounts set forth on Exhibit A are denominated in United States Dollars. It is understood that the book values and outstanding loan amounts as set forth in Exhibit A are for informational purposes only and that the book values and outstanding loan amounts applicable to an exercise of the option shall be determined as of the date of the closing of the subject transaction.

Any and all arbitration proceedings initiated under this Section 1 shall be concluded within twenty (20) days.

2. Term of Put Option. The term of this put option shall begin upon the date of this Agreement and end on August 31, 2004.

3. Consideration for Put Option. This option is granted as an accommodation to PriceSmart, inuring to the benefit of Trust, which holds a significant equity interest in PriceSmart.

4. Condition of Title. If this put option is exercised, PriceSmart shall cause the applicable PriceSmart subsidiary(ies) holding title to the Properties to convey such title to the Trust in accordance with the requirements of the Real Estate Purchase Contract contemplated by Section 1 above.

5. Exercise of Option. This option may be exercised by PriceSmart’s delivery of written notice to the Trust during the term of this option, stating that the option is exercised, without condition or qualification, specifying the Properties to be sold and, with respect to each such Property, whether PriceSmart elects to cause its applicable subsidiary to lease such property back. The notice shall be accompanied by three (3) copies of one or more Real Estate Purchase Contracts in the form contemplated by Section 1 above, each originally executed by PriceSmart or the applicable subsidiary holding title to such Property(ies). Upon receipt thereof during the term of this option, the Trust shall forthwith originally execute each of such Real Estate Purchase Contracts so as to permit closing of escrow within thirty(30) days following exercise of this put option, and shall deliver one (1) copy so executed to PriceSmart, and one (1) copy so executed to an escrow holder to be mutually agreed upon by the parties. PriceSmart (or its subsidiaries, as the case may be) and the Trust shall thereafter additionally execute, acknowledge and deliver any and all other documents necessary or appropriate to carry out the terms and conditions of the applicable Real Estate Purchase Contract(s).

6. Assignment. PriceSmart may not assign this option without the Trust’s prior written consent.

7. Brokers and Finders. Each party represents and warrants to the other that it has not engaged or dealt with any broker or finder in connection with this Agreement or the transaction contemplated hereby, and agrees to defend, indemnify and hold the other party harmless from all claims, losses, damages, costs and expenses, including reasonable attorneys’ fees, arising from or related to any assertion to the contrary by any such broker or finder.

8. Notices. Any notice to be given hereunder by either party to the other shall be given in writing by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of personal delivery or three (3) days after the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change the address set forth below by written notice to the other party in accordance with this paragraph.

To the Trust:

Sol and Helen Price Trust dated February 20, 1970

7979 Ivanhoe Avenue #520

La Jolla, CA 92037

To PriceSmart:

PriceSmart, Inc.

4649 Morena Blvd.

San Diego, CA 92117

9. Time of Essence. Time is of the essence to this Agreement.

10. Assignment. The Trust may not assign this option without PriceSmart’s prior written consent; provided that no such consent shall be required for any transfer by the Trust to a trust or other entity controlled by Sol Price [or Robert Price] that has adequate capital to perform the Trust’s obligations under this Agreement.

11. Entire Agreement. This instrument contains the entire agreement between the parties related to the option herein granted. Any oral representations or modifications concerning this Agreement shall be of no force or effect. This Agreement may be amended only by a subsequent agreement in writing signed by both of the parties.

12. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties arising from or related to this Agreement or the breach hereof, the prevailing party shall be entitled to recover from the losing party its reasonable costs, expenses and attorneys’ fees.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto, except as expressly provided above in the paragraph entitled Assignment.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within the State of California.

15. Arbitration. All disputes, controversies, or claims between PriceSmart and the Trust pertaining to this Option Agreement, including but not limited to the matters referenced in Section 1 of this Option Agreement as well as the construction or application of the other terms of this Option Agreement, shall be resolved by binding arbitration in accordance with the laws of the State of California for agreements made and to be performed in California. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its rules most applicable to the particular claims being made, as determined by the AAA, and as then in effect, except as otherwise provided herein. Any arbitration shall be held in San Diego, California, before three independent and neutral arbitrators appointed under the applicable AAA rules. The arbitrators shall determine the arbitrability of all disputes, claims and/or issues between PriceSmart and the Trust. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. The arbitrators shall issue a written arbitration decision that will reveal the essential findings and conclusions on which the award is based.

Subject to limited judicial review pursuant to California Code of Civil Procedure Section 1286.2, the award of the arbitrators shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

THE TRUST:

SOL AND HELEN PRICE TRUST DATED FEBRUARY 20, 1970

By:	/s/ SOL PRICE

Name:	Sol Price
Its:	Trustee

PRICESMART:

PRICESMART, INC.

By:	/s/ ROBERT M. GANS

Name:	Robert M. Gans
Its:	Executive Vice President

EXHIBIT “A”

Country	Location (Store)	Outstanding Loan Amount As of 8/31/03 - Thousands	Book Values as of 8/31/03 - Millions
			Land	Bldg	Total
Panama	Los Pueblos - 6201 & David - 6204	$4,897.0	$2.25	$2.92	$5.17
Panama	Los Pueblos - 6201 & David - 6205	2,783.0	0.23	4.13	4.37

Total		$7,680.0	$2.48	$7.05	$9.53

Costa Rica	Zapote - 6401	$3,722.4	$1.90	$3.87	$5.77
Costa Rica	Escazu - 6402	5,531.3	1.80	5.62	7.42
Costa Rica	Heredia - 6403	4,687.5	1.20	4.73	5.93

Total		$13,941.2	$4.90	$14.22	$19.12

El Salvador	St Elena - 6701	$2,883.0	$3.40	$3.85	$7.25
El Salvador	Los Heroes - 6702	5,000.0	2.80	3.87	6.67

Total		$7,883.0	$6.20	$7.72	$13.92

Dominican Republic	Santiago 6802	$—	$1.87	$4.46	$6.33
Trinidad	Chaguanas - 8001	$3,567.0	$1.08	$4.84	$5.92

	Grand Totals	$33,071.2	$16.53	$38.29	$54.82

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